Exhibit 10.47

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”) is made effective this 12th day of December, 2025 (the “Effective Date”) by and between LEONARD STERNHEIM (“Consultant”), billing through their Corporation, and REalloys, Inc. (“Company”), a Nevada Corporation with its registered office at 7280 W Palmetto Park Rd | Suite 302N | Boca Raton, FL 33433.

INTRODUCTION

Company is in the business of rare earth minerals mining, processing, refining, metallization and magnetization.

Consultant is a C-level executive with experience in leading upstream & downstream minerals projects across the world.

Consultant and Company desire Consultant to be the Chief Executive Officer of Company, with this Agreement serving as the basis for that relationship.

Company wishes to engage Consultant to perform the Services (as defined in Section 1 of this Agreement) and such other Additional Services (as defined in Section 2.2.3) as may be mutually agreed upon on the terms and conditions set forth in this Agreement.

Consultant wishes to perform the Services and such other Additional Services as may be mutually agreed upon on the terms and conditions set forth in this Agreement.

Consultant has not delivered to Company an alternative proposal for the provision of Services, and any previous Agreements between the Company and Consultant are hereby null and void.

For and in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, CONSULTANT and Company agree as follows:

GENERAL PROVISIONS

1.	SERVICES TO BE PERFORMED

1.1	Consultant shall perform the professional services described in the Scope of Work attached hereto as Schedule A and incorporated herein by this reference as if set forth in full (the “Services”) within the time frame referenced in Schedule “A”.

1.2	Consultant shall prepare and deliver to Company reports of Consultant’s activity, findings, interpretation of data, recommendations and such other reports or writings as Company’s Representative may from time-to-time request with the frequency which Company’s Representative may request but at a minimum, with the frequency outlined in the Proposal or Work Order or as outlined in Schedule A.

1.3	Consultant shall keep Company informed of the progress and status of the Services as requested by Company. Unless otherwise provided in Schedule A or instructed otherwise by Company’s Representative, Consultant shall diligently perform the Services continuously and without suspension until completed.

1.4	The Services shall be performed, findings obtained, and recommendations prepared in accordance with the accepted standards in the relevant industry, and such other industries and professions to which the Services relate. Consultant shall perform the Services in accordance with the standards of care, skill, and diligence of an experienced professional in this field and in a competent and efficient manner (“Standards”). Consultant certifies that its employees and independent contractors, as may be applicable from time to time, who shall carry out the Services on its behalf possess the education, training, and experience to enable Consultant to meet these Standards. Consultant shall utilize the individuals identified in the Proposal to carry out the Services or such replacements as are satisfactory to Company acting reasonably.

1.5	Consultant shall perform the Services as an independent contractor. Consultant shall select the means and method of performing the Services subject to the rights of Company set out herein and also subject to such requests of Company as may be relevant to the objectives of the Services as defined by Company. Consultant may receive directions from Company as to the desired results of the Services, and Consultant shall be responsible for the means of achieving such results.

2.	TERM

2.1	This Agreement shall commence on the Effective Date and shall continue in effect continuously unless sooner terminated as provided herein.

2.2	Early Termination.

2.2.1	If Consultant’s service is terminated by Company without Good Reason, or if Consultant resigns for Good Reason, Consultant will receive the equivalent of twenty-four (24) months compensation (inclusive of bonus) as a Termination Fee, including acceleration of all granted but unvested ESOP and all of the milestone-based share bonuses noted in Schedule C hereto.

2.2.2	In accordance with the foregoing, Company expressly agrees that it would be inequitable not to pay Consultant the Termination Fee described in this paragraph.

2.2.3	In the event Consultant is terminated by Company for Good Reason, no termination fee will be payable to Consultant.

2.2.4	Payment upon Consultant Termination without Good Reason. Upon termination of this Agreement by Consultant without Good Reason, Company shall pay all amounts due and owing to Consultant for Services performed to the date of termination (inclusive of any applicable Termination Fee) pursuant to the requirements in the Fee and Cost Schedule within 30 days of the Termination Date.

2.2.5	Good Reason. For purposes of this Agreement:

a.	Consultant Good Reason means (i) a material reduction in Consultant’s duties, title, authority, or compensation; (ii) the Consultant’s death or disability; (iii) a material breach of this Agreement by the Company that is not cured within thirty (30) days after written notice.

b.	Company Good Reason means (i) Consultant’s material breach of this Agreement; (ii) gross negligence, willful misconduct, or fraud; (iii) failure to follow lawful directives of the Board after written notice and thirty (30) days to cure; or (iv) conviction of a felony or crime involving moral turpitude.

3.	COMPENSATION AND EXPENSES

3.1	Company shall pay Consultant for the Services performed as specified in the Fee and Cost Schedule (Schedule B). All amounts provided in this Agreement and the Fee and Cost Schedule are in United States Dollars unless otherwise denoted.

3.2	Company shall reimburse Consultant for all expenses actually incurred by Consultant, as previously approved by Company as set forth in the Fee and Cost Schedule. Complete and accurate records of costs and expenses shall be kept by Consultant and submitted to Company upon request of reimbursement.

3.3	Consultant shall submit to Company on a monthly basis an invoice based on work done in each calendar month.

4.	COMPANY’S REPRESENTATIVE

4.1	Company’s Representative shall be its Chairman of the Board of Directors or such other party as appointed by the Company.

4.2	Company may appoint additional or substitute Representatives upon written notice to Consultant.

5.	COMPLIANCE WITH LAWS

5.1	Consultant shall comply with all laws and regulations to which it and the Services are subject.

5.2	Company shall, at its expense, obtain all professional licenses, certifications, and other credentialing required for Consultant to perform the Services in compliance with all laws and regulations to which it is subject.

6.	INDEMNITY

6.1	Each party (the "Indemnifying Party") agrees to indemnify, defend, and hold harmless the other party, its affiliates, officers, directors, employees, agents, and representatives (the "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of or resulting from (i) any breach of this Agreement by the Indemnifying Party; (ii) any negligent act, omission, or willful misconduct by the Indemnifying Party in connection with its performance under this Agreement; or (iii) any infringement or alleged infringement of a third party’s intellectual property rights arising out of the Indemnifying Party's activities under this Agreement. The Indemnified Party shall promptly notify the Indemnifying Party of any claim subject to indemnification and shall provide reasonable cooperation, at the Indemnifying Party's expense, in the defense of the claim. The Indemnifying Party shall have the right to assume control of the defense and settlement of any such claim; however, it shall not settle any claim in a manner that imposes any obligation or liability on the Indemnified Party without its prior written consent, which shall not be unreasonably withheld.

7.	CONSULTANT’S REPRESENTATIVE

7.1	Consultant’s Representative shall be Leonard (Lipi) Sternheim.

8.	INSURANCE

8.1	Company will obtain D&O insurance, as well as a health, dental and life insurance prior to going public.

9.	CONFIDENTIALITY

9.1	Confidential Information. For the purpose of this Agreement, “Confidential Information” shall mean any confidential knowledge or information imparted to or obtained by the receiving party during or in fulfillment of this Agreement that is proprietary in nature and relates to the business or business strategy of the disclosing party. Confidential Information of Company includes information developed by Consultant in the performance of the Services. The term “Confidential Information” shall not include information that:

9.1.1	was, is, or becomes generally available to the public other than as a result of a breach of Section 9;

9.1.2	was or is developed by a party independently or/and without reference to any Confidential Information of the other party;

9.1.3	is or becomes approved for release by the disclosing party; or

9.1.4	is required by law, regulation, rule, act, or order of any government authority or agency to be disclosed by the non-disclosing party.

9.2	Authority to Refuse Receipt. Either party to this Agreement may decline to receive any information that it does not wish to receive from the disclosing party. Each party agrees that all information to be disclosed under or in fulfillment of this Agreement shall be rightfully acquired by the disclosing party and that the disclosing party is authorized to disclose such information to the non-disclosing party. Each party agrees that all information to be disclosed under or in fulfillment of this Agreement shall not disclose technology, technical data, business information, or other information in violation of any governmental authority or agency that has jurisdiction over such disclosed information.

9.3	Confidentiality.

9.3.1	Each party shall maintain the Confidential Information of the other party in strict confidence and shall not disclose such information to any subcontractor or employee, except to the extent necessary to perform the Services, or to any third party, except with the prior written consent of the other party. Each party agrees that it will inform its subcontractors and employees of the confidential nature of any Confidential Information disclosed and will ensure that those subcontractors and employees maintain the confidentiality of the Confidential Information in accordance with the terms of this Agreement. If the Confidential Information or any part thereof is disclosed by the Receiving Party, its Affiliated Companies or any of their respective employees or subcontractors contrary to the terms of this Agreement, the Receiving Party will at the direction of the Disclosing Party take all steps necessary, including legal action, to prohibit such party from using or dealing with that Confidential Information which has been disclosed to it and the Receiving Party will indemnify and hold harmless the Disclosing Party if it becomes necessary for the Disclosing Party to take any steps, including legal action to prohibit such Person from using or dealing with that Confidential Information which has been disclosed to it. The Receiving Party will defend, hold harmless and indemnify the Disclosing Party against all cost, loss, damage and liability of any kind, including legal costs, arising out of any act or breach of this Agreement by the Receiving Party, its Affiliated Companies and/or their respective employees or subcontractors.

9.4	Return of Confidential Information upon Written Request. Section 2.4 notwithstanding, either party may request the other to deliver to the requesting party all copies—whether written, in the form of computer data, or otherwise—of all requested Confidential Information in its possession or in the possession of any third party to whom the requested Confidential Information has been provided; PROVIDED, HOWEVER, if such written request is received following, or 15 days prior to, the termination of this Agreement, the provisions of Section 2.4 shall apply in lieu of this Section 9.4.

9.5	Inside Information. Consultant will only use the Confidential Information for the purposes of this Agreement and its employees and subcontractors will not trade in securities of Company. based on Confidential Information that could be considered material, non-disclosed “Inside Information”.

10.	INTELLECTUAL PROPERTY

10.1	Ownership of Work Product. The product of the Services provided by Consultant under this Agreement (“Work Product”) will be the sole and exclusive property of Company. Without limiting the generality of the foregoing, Consultant agrees to assign and does hereby assign, and Company will be the sole owner of, all rights in and to the Work Product including, but not limited to, patents, trade secret rights, copyright, and other proprietary rights, whether or not those rights now exist or come into existence hereafter and whether those rights are now known, recognized, or contemplated. Consultant will not, upon completion of the Services, retain copies of any kind of the Work Product. Consultant will keep the Work Product strictly confidential and will not be entitled to sell or otherwise transfer the Work Product to any third party or make any use whatsoever of the Work Product.

10.2	No Infringement. The Services shall be developed by Consultant specifically for Company. Neither the Services, the Work Product, nor any items or materials provided by Company to Consultant shall infringe upon any patent, copyright, license, trade secret or other proprietary right of any third party. Consultant shall indemnify and hold Company free and harmless from any costs (including legal fees), expenses, loss, obligation, or damages suffered or incurred by Company as a result of any suit, proceeding, or otherwise to the extent that they are based upon a claim that any portion of the Services or Work Product knowingly infringes any patent, copyright, license, trade secret, or other right.

11.	SAFETY AND HEALTH

11.1	Consultant shall strictly observe and comply with standard industry practices and any specific Company policies regarding safety, and Consultant shall ensure that all of Consultant’s permitted subcontractors strictly observe and comply with standard industry practices and Company policies regarding safety.

12.	ENVIRONMENTAL PROTECTION

12.1	Consultant shall strictly observe and comply with laws, standard industry practices, and any specific Company policies for protection of the environment and Consultant shall ensure that all Consultant’s permitted subcontractors strictly observe and comply with standard industry practices for protection of the environment.

13.	MEDIATION AND ARBITRATION

13.1	Mediation. The parties shall attempt to resolve all disputes concerning the interpretation, application, or enforcement of any term of this Agreement by mediated negotiation and shall use their best efforts to agree on the choice of a mediator.

13.2	Arbitration. If a dispute arises concerning the interpretation, application, or enforcement of any term of this Agreement which cannot be resolved by mediation within 60 days after one of the parties notifies the other in writing of an intention to mediate a dispute (or such longer time period that the parties may agree to in writing), the parties shall submit the matter to binding arbitration, pursuant to Section 13.3 herein.

13.3	Arbitration Procedure. Any dispute arising under this Agreement shall be resolved through binding arbitration conducted in accordance with the JAMS Comprehensive Arbitration Rules & Procedures, as amended. The arbitration shall take place in the city where Company maintains its principal place of business. Each party shall appoint one arbitrator within 10 days of submitting the matter to arbitration. The two arbitrators shall, within 30 days of the last appointment, agree on a third arbitrator to serve as chair. If either party fails to appoint an arbitrator within 15 days of receiving notice of the other party’s appointment, the appointed arbitrator shall serve as the sole arbitrator. If the two arbitrators cannot agree on the chair, JAMS shall appoint the chair in accordance with its rules.

The chair, or sole arbitrator if only one is appointed, shall determine the time and place for the hearing and preside over the arbitration, deciding all procedural issues not covered by the JAMS rules or this Agreement. After considering any evidence and arguments submitted, the arbitrator(s) shall issue a written award, which shall be final and binding on both parties. Arbitration expenses, including attorneys’ fees, shall be allocated as specified in the award.

14.	NOTICES

14.1	Any notice or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if given by (1) personal delivery, (2) registered or certified mail, or (3) commercial overnight delivery service to the other party at its address set forth below. Notification may also be given by electronic mail with receipt confirmed.

If to Consultant:	If to Company:
Leonard Sternheim E-mail : lipi@realloys.com Phone : 212-470-7057 (or such other addresses as subsequently conveyed.)	REalloys, Inc. Email: legal@realloys.com (or such other addresses as subsequently conveyed.)

14.2	Notice or communication will be considered to have been received:

14.2.1	If personally delivered during business hours on a business day, upon receipt by the person identified in this section.

14.2.2	If mailed by registered or certified mail or its equivalent, upon the 5th business day following posting; and

14.2.3	If sent by commercial overnight delivery service upon receipt by the person identified in Section 14.

14.2.4	If sent by electronic mail, upon confirmation of receipt and reading of the e-mail.

14.3	For purposes of this Agreement, the term “business day” means a day or days which are not a Saturday or a Sunday or defined as a “holiday” under American law.

15.	ACCEPTANCE OF WORK CONDITIONS

By execution of this Agreement, Consultant and Company each represent that it has satisfied itself as to the nature and extent of conditions to be encountered in performance of the Services.

16.	ASSIGNMENT AND SUBCONTRACTING

Neither this Agreement nor any payments due to Consultant hereunder shall be assigned nor shall any services provided for herein be subcontracted by Consultant without first obtaining Company’s consent, which consent shall not be unreasonably withheld.

17.	GOVERNING LAW

Except to the extent that this Agreement may be governed by any federal law, including federal bankruptcy law, the formation, interpretation, and performance of this Agreement shall be governed by, construed and interpreted under, and enforced exclusively in accordance with the laws of the State of Nevada.

18.	SURVIVAL

The provisions of this Agreement shall survive its termination.

19.	SEVERABILITY

In the event a court of competent jurisdiction shall determine one or more of the provisions of this Agreement or any portion of any provision to be invalid, unenforceable, or illegal, the remainder of this Agreement shall be unaffected thereby and shall continue in full force and effect. Thereafter, this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had been amended to the extent necessary to be enforceable within the jurisdiction of the court making the ruling.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

21.	ENTIRE AGREEMENT

This Agreement including all Schedules hereto and work orders delivered pursuant to the terms of this Agreement and the Proposal to the extent incorporated by reference constitute the entire agreement between the parties and may only be amended in writing signed by both parties.

22.	BINDING AGREEMENT

This Agreement will bind and benefit Consultant and Company and their respective successors and assigns.

23.	MERGER

This Agreement incorporates all the Agreements, covenants and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, Agreements and understandings have been merged into this written Agreement. No prior Agreement or understanding, oral or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Agreement.

24.	NO CONSTRUCTION AGAINST DRAFTER AND AUTHORITY

Consultant and Company hereby acknowledge that they have reviewed this Agreement and have been afforded an opportunity to consult with an attorney. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of any provision of this Agreement. The individual(s) signing this Agreement on behalf of Consultant and Company represent and warrant that they have the power and authority to bind Consultant and SOL, and that no further action, resolution, or approval from Consultant or Company is necessary to enter into a binding contract.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONSULTANT:		COMPANY:

By:	/s/ Lipi Sternheim	By:	Dovid Glenn
Name:	Lipi Sternheim	Name:	Dovid Glenn
Title:	CEO	Title:	Director
Location:	Boca Raton, Florida	Location:	Lakewood, New Jersey

SCHEDULE A

SCOPE OF WORK

The specific Services will include, but not be restricted to:

1.	Acting in full capacity as Company’s Chief Executive Officer and Director of Company, which shall include but not be limited to the following responsibilities:

●	Strategic Leadership: Drive and execute the Company’s strategic vision from mine to metal, including the acquisition and integration of downstream and midstream assets to create a fully integrated supply chain.

●	Operational Excellence: Oversee operational performance of upstream assets, ensuring efficient production and adherence to best practices in mining, environmental sustainability, and regulatory compliance.

●	Mergers & Acquisitions: Lead acquisition strategy for downstream and midstream assets, including due diligence, financial assessments, and seamless integration, to enhance value chain control and optimize production capabilities.

●	Financial Stewardship: Develop and manage budgets, ensure capital efficiency, and engage with financial partners to secure and optimize funding in support of corporate growth.

●	Stakeholder Relations: Cultivate relationships with key stakeholders, including investors, board members, regulatory bodies, and local communities, to reinforce corporate reputation and promote social responsibility.

●	Risk Management: Implement robust risk management frameworks to address operational, environmental, and market risks inherent in the mining and metals sector.

●	Team Development: Build and mentor a high-performance leadership team, fostering a culture of accountability, safety, innovation, and operational excellence.

●	Market and Industry Insight: Maintain a strong understanding of market dynamics, commodity pricing trends, and industry innovations to guide decision-making and competitive positioning.

●	Sustainability and ESG Commitment: Champion environmental, social, and governance (ESG) initiatives, positioning the Company as a leader in responsible mining and production practices.

●	Reporting and Compliance: Ensure transparency and accuracy in financial reporting, operational metrics, and compliance with industry standards and governmental regulations.

SCHEDULE B

FEE AND COST

A.	REMUNERATION

1.	Signing Bonus. The Consultant shall be entitled to receive a signing bonus of One Million, Five Hundred Thousand, Dollars (US $1,500,000) (the “Signing Bonus”) Signing Bonus shall be due and payable 90 days after the listing of the Company on a qualified stock exchange, unless deferred by the Consultant. Any accrued Signing Bonus shall not bear interest unless otherwise agreed in writing.

2.	Restricted Share Units (RSUs). Upon the earlier of, the execution of this Agreement, or upon SEC effectiveness of the Company’s S-4 registration statement, the Company shall issue to the Consultant Twelve Million (12,000,000) Restricted Share Units (“RSUs”) of the Company. The RSUs shall vest as follows:

●	50 percent (50%), or 6,000,000 shares shall vest upon the earlier of: March 1, 2025, or the Company listing a qualified stock exchange, and

●	50 percent (50%), or 6,000,000 shares shall vest one (1) year following the Effective Date.

Tax Withholding; Net Settlement. Regardless of any other provision of this Agreement, if the Company determines that it is obligated to withhold any federal, state, local, or foreign taxes in connection with the vesting or settlement of the RSUs (or any other equity award granted hereunder), the Company shall satisfy such tax withholding obligations by withholding a number of Shares otherwise issuable to Consultant having a fair market value equal to the aggregate amount of such tax withholding obligation (a “Net Settlement”). The Company shall pay the applicable tax authorities the cash equivalent of the withheld Shares on Consultant’s behalf. Consultant acknowledges that the Company has the authority to determine the fair market value of the Shares for purposes of calculating the number of Shares to be withheld under this Net Settlement provision.

3.	Base Fee. The fee for the services of Consultant will be $75,000.00 per month.

4.	Annual Bonus. The Consultant shall be eligible to receive a cash bonus of up to 100% of its annual base fee at the discretion and direction of Company’s‘ Board of Directors.

5.	Expenses. The Consultant will be responsible for paying all expenses in respect of providing the Services. Company will reimburse Consultant for all expenses incurred by Consultant while completing the Services, including but not limited to food, lodging and travel, to the extent that Company has specifically requested that Consultant visit certain properties or locations.

6.	Date of Payment. Invoiced amounts are due and payable five (5) business days after receipt of the invoice.

SCHEDULE C
EQUITY COMPENSATION

Performance Incentive Package

The Consultant (or Chief Executive Officer, as applicable) will have the opportunity to earn the following shares of common stock of the Company (“Shares”) by achieving the following specified milestones within a sixty (60) month period from the effective date of this Agreement. None of these Shares shall be issued by the Company until a minimum of ninety (90) days have passed from the completion of a transaction that has resulted in the Shares being available for trading on a public exchange.

Milestone-Based Equity Awards:

1.	Execution of Strategic Offtake or Processing Facility Agreement. Upon execution of a binding agreement and formal public announcement, supported by Board approval, for either (a) an offtake agreement with the Saskatchewan Research Council (SRC) for rare earth elements or critical metals, or (b) the development of a heavy rare earth (HREE) or magnet processing facility in partnership with a qualified engineering or technology partner, the CEO (or Consultant, as applicable) shall be awarded that number of Shares of the Company that would represent a two percent (2.5%) interest of the Shares of the Company (on an issued and outstanding basis). The agreement must include commercially reasonable terms regarding pricing, delivery or production capacity, location, funding source, and long-term supply or development commitments.

2.	Achievement of $50 Million in Booked Revenue. Upon the Company booking aggregate revenues of at least $50 million, as confirmed by audited financial statements, the Consultant shall be awarded that number of Shares of the Company that would represent a two percent (2.5%) interest of the Shares of the Company (on an issued and outstanding basis).

3.	Raising at least $100 Million in New Capital. Upon the successful closing of equity or debt financings raising, in the aggregate, gross proceeds of at least $100 million for the Company, the CEO shall be awarded that number of Shares of the Company that would represent a two percent (2.5%) interest of the Shares of the Company (on an issued and outstanding basis).

4.	Achieving and Sustaining $1 Billion Market Capitalization. Upon the Company achieving and maintaining a public market capitalization in excess of $1 billion for at least thirty (30) consecutive trading days, the CEO shall be awarded that number of Shares of the Company that would represent a two percent (2.5%) interest of the Shares of the Company (on an issued and outstanding basis).

For the share issuances referenced in both Schedule B and C; in the event of: (i) any alteration of the Shares of the Company, including any change, subdivision, consolidation or reclassification thereof; (ii) any issuance of Shares of the Company (or other securities convertible into or exchangeable for Shares of the Company) to the holders of all of the outstanding Shares of the Company by way of stock dividend or otherwise on the Shares, or (iii) any form of reorganization of the Company, including any consolidation, exchange, amalgamation, merger or arrangement of, with or into another entity or person, or a sale of all or substantially all of the assets of the Company (collectively (i), (ii) and (iii) are a “Reorganization”), an adjustment will be made to the award of Shares described in this Agreement such that the Consultant, upon achievement of the specified milestone following the completion of the Reorganization, will be entitled to receive the same number and kind of Shares that it would have been entitled to receive as a result of the Reorganization had it achieved the specified milestone immediately prior to the Reorganization.